Exhibit 99.1

NEWS ANNOUNCEMENT CONTACT: Star Gas Partners Investor Relations 203/328-7310	Robert L. Rinderman, Purdy Tran Jaffoni & Collins Incorporated 212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS PARTNERS ANNOUNCES ADDITIONAL MANAGEMENT CHANGES

- Vice President of Finance and Treasurer Richard Ambury Appointed to Chief Financial Officer -

Stamford, CT, May 3, 2005 — Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, today announced that Richard F. Ambury, Star’s Vice President of Finance and Treasurer, has been promoted to the position of Chief Financial Officer, effective immediately.

Mr. Ambury replaces Ami Trauber, who has served as CFO since 2001. The Partnership also announced the elimination of the Chief Marketing Officer position, formerly held by David Shinnebarger. The changes are a continuation of Star’s realignment of its senior management team and cost-cutting efforts following the sale of the propane division in December 2004 and the appointments in March of Joe Cavanaugh to Chief Executive Officer and Dan Donovan to President and Chief Operating Officer.

Commenting on the recent management changes, Star’s CEO Joe Cavanaugh stated, “In our effort to configure the best possible management team for Star, we are pleased to promote Rich to CFO. He brings a wealth of financial and capital markets expertise, as well as years of industry experience to the position. We want to wish Ami and David well in their future endeavors.”

Mr. Ambury has served as Vice President and Treasurer of Star since March 1999. From 1996 through 2001, he was Vice President of Star’s propane segment. Mr. Ambury was employed by Petro from 1983 through 1996, where he served in various accounting/finance capacities. From 1979 to 1983, he was employed by a predecessor firm of KPMG, a public accounting firm. Mr. Ambury has been a Certified Public Accountant since 1981. Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available at www.star-gas.com.

- more -

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on the Partnership’s financial performance, the price and supply of home heating oil, the consumption patterns of the Partnership’s customers, the Partnership’s ability to obtain satisfactory gross profit margins, the ability of the Partnership to obtain new accounts and retain existing accounts, the impact of the business process redesign project at the heating oil segment and the ability of the Partnership to address issues related to such project. All statements other than statements of historical facts included in this Report including, without limitation, the statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere herein, are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this Report and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2004 including without limitation and in conjunction with the forward-looking statements included in this Report. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements.

# # #